Exhibit 99.1

Prospect Capital Announces June 2022 Results: $0.21 per Common Share Basic Net Investment Income and Stable Monthly $0.06 per Common Share Distributions

NEW YORK, August 29, 2022 (GLOBE NEWSWIRE) -– Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”, “our”, or “we”) today announced financial results for our fiscal quarter and year ended June 30, 2022.

FINANCIAL RESULTS

All amounts in $000’s except per share amounts (on weighted average basis for period numbers)	Quarter Ended	Quarter Ended	Quarter Ended
	June 30, 2022	March 31, 2022	June 30, 2021

Net Investment Income (“NII”)	$89,969	$87,005	$73,229
Basic NII per Common Share(1)	$0.21	$0.20	$0.19
Interest as % of Total Investment Income	83.3%	78.5%	87.5%

Net (Loss) Income Applicable to Common Stockholders	$(56,643)	$157,157	$242,421
Basic Net (Loss) Income per Common Share(2)	$(0.14)	$0.40	$0.62

Distributions to Common Shareholders	$70,672	$70,439	$69,857
Distributions per Common Share	$0.18	$0.18	$0.18

Since Oct 2017 Basic NII per Common Share(1)	$3.75	$3.54	$2.93
Since Oct 2017 Distributions per Common Share	$3.42	$3.24	$2.70
Since Oct 2017 Basic NII Less Distributions per Common Share	$0.33	$0.30	$0.23

Net Asset Value (“NAV”) to Common Shareholders	$4,119,123	$4,236,011	$3,808,477
NAV per Common Share	$10.48	$10.81	$9.81

Net of Cash Debt to Equity Ratio(3)	56.8%	53.9%	55.9%
Net of Cash Asset Coverage of Debt Ratio(3)	275%	284%	277%

Unsecured Debt as % of Total Debt	69.7%	73.3%	84.3%
Unsecured and Non-Recourse Debt as % of Total Debt	100.0%	100.0%	100.0%

(1)Basic NII is calculated by dividing NII, less preferred dividends, by the weighted average number of common shares outstanding.
(2)Basic Net (Loss) Income is calculated by dividing Net (Loss) Income by the weighted average number of common shares outstanding.
(3)Including our preferred stock as equity.

All amounts in $000's except per share amounts	Year Ended	Year Ended
	June 30, 2022	June 30, 2021

Net Investment Income ("NII")	$343,900	$285,737
Basic NII per Common Share(1)	$0.81	$0.74

Net Income applicable to Common Stockholders	$556,649	$962,096
Basic Net Income per Common Share	$1.43	$2.51

Distributions to Common Shareholders	$281,394	$276,145
Distributions per Common Share	$0.72	$0.72
(1)Basic NII is calculated by dividing NII, less preferred dividends, by the weighted average number of common shares outstanding.

CASH COMMON SHAREHOLDER DISTRIBUTION DECLARATION

Prospect is declaring distributions to common shareholders as follows:

Monthly Cash Common Shareholder Distribution	Record Date	Payment Date	Amount (per share)
September 2022	9/28/2022	10/20/2022	$0.06
October 2022	10/27/2022	11/17/2022	$0.06

These monthly cash distributions are the 61st and 62nd consecutive $0.06 per share distributions to common shareholders.

Prospect expects to declare November 2022, December 2022, and January 2023 distributions to common shareholders in November 2022.

Based on the declarations above, Prospect’s closing stock price of $7.80 at August 26, 2022 delivers to our common shareholders an annualized distribution yield of 9.2%.

Taking into account past distributions and our current share count for declared distributions, and since inception through our October 2022 declared distribution, Prospect will have distributed $19.68 per share to original common shareholders, aggregating over $3.7 billion in cumulative distributions to all common shareholders.

Since inception in 2004, Prospect has invested $19.1 billion across 399 investments, exiting 271 of these investments.

Over the nine quarters from the pre-pandemic December 2019 quarter to the March 2022 quarter, Prospect has delivered the highest growth in the business development company industry in net asset value per common share, with NAV per common share increasing by 25% over that time period.

Since October 2017, our NII per common share has aggregated $3.75 while our common shareholder and preferred shareholder distributions per common share have aggregated $3.42, causing our NII to exceed common and preferred distributions during this period by $0.33 per common share.

Initiatives focused on enhancing accretive NII per share growth include (1) our $1.75 billion targeted 5.50% perpetual preferred stock offerings (which could potentially be increased in capacity in an accretive fashion), (2) greater utilization of our cost efficient revolving credit facility (with an incremental cost of approximately 4.14% at today’s one month Libor), (3) issuing low cost notes (including recent 5 year senior unsecured notes with a 4.50% coupon), (4) increase of short-term Libor rates based on Fed tightening to exceed floors and boost asset yields, and (5) increased originations of senior secured debt and selected equity investments targeting risk-adjusted yields and total returns as we deploy dry powder from our underleveraged balance sheet.

Our senior management team and employees own approximately 28% of all common shares outstanding, over $1.1 billion of our common equity as measured at NAV.

CASH PREFERRED SHAREHOLDER DISTRIBUTION DECLARATION

Prospect is declaring monthly distributions to 5.50% preferred shareholders at an annual rate of 5.50% of the stated value of $25.00 per share, from the date of issuance or, if later, from the most recent dividend payment date, as follows:

Monthly Cash 5.50% Preferred Shareholder Distribution	Record Date	Payment Date	Monthly Amount (per share), before pro ration for partial periods
September 2022	9/21/2022	10/3/2022	$0.114583
October 2022	10/19/2022	11/1/2022	$0.114583
November 2022	11/16/2022	12/1/2022	$0.114583

Prospect is declaring our second quarterly distribution to Series A preferred shareholders at an annual rate of 5.35% of the stated value of $25.00 per share, from the date of issuance or, if later, from the most recent dividend payment date, as follows:

Quarterly Cash 5.35% Preferred Shareholder Distribution	Record Date	Payment Date	Amount (per share)
August 2022 - October 2022	10/19/2022	11/1/2022	$0.334375

PORTFOLIO UPDATE AND INVESTMENT ACTIVITY

All amounts in $000’s except per unit amounts	As of	As of	As of
	June 30, 2022	March 31, 2022	June 30, 2021

Total Investments (at fair value)	$7,602,510	$7,429,931	$6,201,778
Number of Portfolio Companies	129	127	124

First Lien Debt	49.9%	48.4%	50.8%
1.5 Lien Debt	0.0%	0.0%	0.3%
Second Lien Debt	19.4%	18.5%	15.5%
Third Lien Debt	0.0%	0.0%	0.1%
Subordinated Structured Notes	9.4%	9.8%	12.2%
Unsecured Debt	0.1%	0.1%	0.1%
Equity Investments	21.2%	23.2%	21.0%
Mix of Investments with Underlying Collateral Security	78.7%	76.7%	78.9%

Annualized Current Yield – All Investments	8.7%	8.1%	9.2%
Annualized Current Yield – Performing Interest Bearing Investments	11.1%	10.6%	11.7%

Top Industry Concentration(1)	18.3%	18.2%	17.7%
Retail Industry Concentration(1)	0.1%	0.0%	0.0%
Energy Industry Concentration(1)	1.7%	1.8%	1.3%
Hotels, Restaurants & Leisure Concentration(1)	0.3%	0.3%	0.4%

Non-Accrual Loans as % of Total Assets (2)	0.4%	0.4%	0.6%

Middle-Market Loan Portfolio Company Weighted Average EBITDA(3)	$110,764	$101,065	$89,116

As of the quarter ended June 30, 2022, our middle-market loan portfolio company weighted average net debt leverage ratio was 5.30x.(3)
(1)Excluding our underlying industry-diversified structured credit portfolio.
(2)Calculated at fair value.
(3)For additional disclosure see “Middle-Market Loan Portfolio Company Weighted Average EBITDA and Net Leverage” at the end of this release.

During the September 2022 (to date), June 2022, and March 2022 quarters, investment originations and repayments were as follows:

All amounts in $000’s	Quarter Ended	Quarter Ended	Quarter Ended
	September 30, 2022 (to date)	June 30, 2022	March 31, 2022

Total Originations	$159,348	$477,420	$564,828

Middle-Market Lending	83.4%	68.7%	56.3%
Structured Notes	9.4%	9.6%	5.7%
Real Estate	7.2%	17.7%	19.5%
Middle-Market Lending / Buyout	—%	3.8%	14.5%
Other	—%	0.2%	4.0%

Total Repayments	$32,080	$151,085	$184,561

Originations, Net of Repayments	$127,268	$326,335	$380,267

For additional disclosure see “Primary Origination Strategies” at the end of this release.

We have invested in subordinated structured notes benefiting from individual standalone financings non-recourse to Prospect, with our risk limited in each case to our net investment. At June 30, 2022 and March 31, 2022, our subordinated structured note portfolio at fair value consisted of the following:

All amounts in $000’s except per unit amounts	As of	As of
	June 30, 2022	March 31, 2022

Total Subordinated Structured Notes	$711,429	$728,833
Subordinated Structured Notes as % of Portfolio	9.4%	9.8%

# of Investments(2)	37	37

TTM Average Cash Yield(1)(2)	21.1%	20.4%
Annualized Cash Yield(1)(2)	21.0%	20.7%
Annualized GAAP Yield on Fair Value(1)(2)	10.6%	9.7%
Annualized GAAP Yield on Amortized Cost(2)	7.5%	6.9%

Cumulative Cash Distributions	$1,453,674	$1,415,996
% of Original Investment	104.4%	101.7%

# of Underlying Collateral Loans	1,706	1,737
Total Asset Base of Underlying Portfolio	$15,536,327	$15,618,664

Prospect Weighted Average TTM Default Rate	0.25%	0.10%
Broadly Syndicated Market TTM Default Rate	0.28%	0.19%
Prospect Default Rate Outperformance vs. Market	0.03%	0.09%

(1)Calculation based on fair value.
(2)Excludes investments being redeemed.

To date, including called investments being redeemed, we have realized 39 subordinated structured notes totaling $1.489 billion with an expected pooled average realized IRR of 13.6% and cash on cash multiple of 1.59 times.
Since December 31, 2017 through today, 32 of our subordinated structured note investments have completed multi-year extensions of their reinvestment periods (typically at reduced liability spreads and increased weighted average life asset benefits). We believe further long-term optionality upside exists in our structured credit portfolio through additional refinancings and reinvestment period extensions.

CAPITAL AND LIQUIDITY

Our multi-year, long-term laddered and diversified historical funding profile has included a $1.5 billion revolving credit facility (with 43 lenders, an increase of 13 lenders including our prior April 2021 extension and related upsizing), program notes, listed baby bonds, institutional bonds, convertible bonds, listed preferred stock, and program preferred stock. We have retired multiple upcoming maturities and as of today we have no debt maturing in calendar year 2022.
On April 28, 2021, we completed an amendment and upsizing of our existing revolving credit facility (the “Facility”) for Prospect Capital Funding, extending the term 5.0 years. The Facility includes a revolving period that extends through April 27, 2025, followed by an additional one-year amortization period. Pricing for amounts drawn under the Facility is one-month Libor plus 2.05%, a decrease of 0.15%. Undrawn pricing was reduced (1) 0.30% for above 35% to 60% utilization and (2) 0.10% for above 60% utilization. Our extended facility also has improved borrowing base benefits due to a change in concentration baskets, which we estimate increased our borrowing base by approximately $150 million.
The combined amount of our balance sheet cash and undrawn revolving credit facility commitments is currently approximately $655 million. Our total unfunded eligible commitments to non-control portfolio companies total, approximately $44 million, approximately 0.6% of our total assets as of June 30, 2022.

	As of	As of	As of
All amounts in $000’s	June 30, 2022	March 31, 2022	June 30, 2021
Net of Cash Debt to Equity Ratio(1)	56.8%	53.9%	55.9%
% of Interest-Bearing Assets at Floating Rates	87.8%	87.2%	86.1%
% of Liabilities at Fixed Rates	69.7%	73.3%	84.3%

% of Floating Loans with Libor Floors	94.1%	93.9%	92.5%
Weighted Average Libor Floor	1.29%	1.34%	1.61%

Unencumbered Assets	$4,989,046	$4,922,468	$4,482,615
% of Total Assets	65.1%	65.7%	71.1%

(1)Including our preferred stock as equity.

The below table summarizes our June 2022 quarter term debt issuance and repurchase/repayment activity:

All amounts in $000’s	Principal	Coupon	Maturity
Debt Issuances
Prospect Capital InterNotes®	$7,127	4.25% – 4.50%	April 2027 – May 2032
Total Debt Issuances	$7,127

Debt Repurchases/Repayments
Prospect Capital InterNotes®	$337	3.00% - 6.50%	June 2027 – May 2043
Total Debt Repurchases/Repayments	$337

Net Debt Repurchases/Repayments	$6,790

We currently have six separate unsecured debt issuances aggregating approximately $1.5 billion outstanding, not including our program notes, with laddered maturities extending through October 2028. At June 30, 2022, $347.6 million of program notes were outstanding with laddered maturities through March 2052.
At June 30, 2022, our weighted average cost of unsecured debt financing was 4.35%, remaining constant from March 31, 2022, and a decrease of 0.51% from June 30, 2021. Including usage of our revolving credit facility, at June 30, 2022, our weighted average cost of all debt financing was 3.69%, a decrease of 0.08% from March 31, 2022, and a decrease of 0.74% from June 30, 2021.
On August 3, 2020 and October 3, 2020, we launched our $1.75 billion 5.50% perpetual preferred stock offering programs. Prospect expects to use the net proceeds from the offering programs to maintain and enhance balance sheet liquidity, including repaying our credit facility and purchasing high quality short-term debt instruments, and to make long-term investments in accordance with our investment objective. The preferred stock provides Prospect with a diversified source of accretive fixed-rate capital without creating maturity risk due to the perpetual term. To date we have issued over $970 million of our 5.50% perpetual preferred stock programs (including $142 million in the June 2022 quarter and $232 million to date in the current September 2022 quarter), with the ability potentially to upsize such programs based on significant balance sheet capacity.
On July 19, 2021, we closed a $150 million listed 5.35% perpetual preferred stock offering. Prospect used the net proceeds from the offering to maintain and enhance balance sheet liquidity, including repaying our credit facility and redeeming higher cost program notes.
In connection with the 5.50% perpetual preferred stock offering program, effective August 3, 2020 and as amended on June 9, 2022, we adopted and amended, respectively, a Preferred Stock Dividend Reinvestment Plan, pursuant to which holders of the preferred stock will have dividends on their preferred stock automatically reinvested in additional shares of such preferred stock at a price per share of $25.00, if they elect.
We currently have over $965 million in preferred stock outstanding.
Prospect holds recently reaffirmed or initiated investment grade company ratings, all with a stable outlook, from Standard & Poor’s (BBB-), Moody’s (Baa3), Kroll (BBB-), Egan-Jones (BBB), and DBRS (BBB (low)). Maintaining our investment grade ratings with prudent asset, liability, and risk management is an important objective for Prospect.

DIVIDEND REINVESTMENT PLAN
We have adopted a dividend reinvestment plan (also known as our “DRIP”) that provides for reinvestment of our distributions on behalf of our shareholders, unless a shareholder elects to receive cash. On April 17, 2020, our board of directors approved amendments to the Company’s DRIP, effective May 21, 2020. These amendments principally provide for the number of newly-issued shares pursuant to the DRIP to be determined by dividing (i) the total dollar amount of the distribution payable by (ii) 95% of the closing market price per share of our stock on the valuation date of the distribution (providing a 5% discount to the market price of our common stock), a benefit to shareholders who participate.
HOW TO PARTICIPATE IN OUR DIVIDEND REINVESTMENT PLAN
Shares held with a broker or financial institution
Many shareholders have been automatically “opted out” of our DRIP by their brokers. Even if you have elected to automatically reinvest your PSEC stock with your broker, your broker may have “opted out” of our DRIP (which utilizes DTC’s dividend reinvestment service), and you may therefore not be receiving the 5% pricing discount. Shareholders interested in participating in our DRIP to receive the 5% discount should contact their brokers to make sure each such DRIP participation election has been made through DTC. In making such DRIP election, each shareholder should specify to one’s broker the desire to participate in the "Prospect Capital Corporation DRIP through DTC" that issues shares based on 95% of the market price (a 5% discount to the market price) and not the broker's own "synthetic DRIP” plan (if any) that offers no such discount. Each shareholder should not assume one’s broker will automatically place such shareholder in our DRIP through DTC. Each shareholder will need to make this election proactively with one’s broker or risk not receiving the 5% discount. Each shareholder may also consult with a representative of such shareholder’s broker to request that the number of shares the shareholder wishes to enroll in our DRIP be re-registered by the broker in the shareholder’s own name as record owner in order to participate directly in our DRIP.
Shares registered directly with our transfer agent
If a shareholder holds shares registered in the shareholder’s own name with our transfer agent (less than 0.1% of our shareholders hold shares this way) and wants to make a change to how the shareholder receives dividends, please contact our plan administrator, American Stock Transfer and Trust Company LLC by calling (888) 888-0313 or by mailing American Stock Transfer and Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219.
EARNINGS CONFERENCE CALL
Prospect will host an earnings call on Tuesday August 30, 2022 at 11:00 a.m. Eastern Time. Dial 888-338-7333. For a replay prior to September 6, 2022 visit www.prospectstreet.com or call 877-344-7529 with passcode 8638717.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	June 30, 2022	June 30, 2021

	(Audited)	(Audited)
Assets
Investments at fair value:
Control investments (amortized cost of $2,732,906 and $2,482,431, respectively)	$3,438,317	$2,919,717
Affiliate investments (amortized cost of $242,101 and $202,943, respectively)	393,264	356,734
Non-control/non-affiliate investments (amortized cost of $4,221,824 and $3,372,750, respectively)	3,770,929	2,925,327
Total investments at fair value (amortized cost of $7,196,831 and $6,058,124, respectively)	7,602,510	6,201,778
Cash	35,364	63,610
Receivables for:
Interest, net	12,925	12,575
Other	745	365
Prepaid expenses	1,078	1,072
Due from broker	—	12,551
Deferred financing costs on Revolving Credit Facility	10,801	11,141
Total Assets	7,663,423	6,303,092
Liabilities
Revolving Credit Facility	839,464	356,937
Convertible Notes (less unamortized discount and debt issuance costs of $2,477 and $4,123, respectively)	214,192	263,100
Public Notes (less unamortized discount and debt issuance costs of $22,281 and $20,061, respectively)	1,343,178	1,114,717
Prospect Capital InterNotes® (less unamortized debt issuance costs of $7,122 and $10,496, respectively)	340,442	498,215
Due to Prospect Capital Management	58,100	48,612
Interest payable	26,669	27,359
Dividends payable	23,657	23,313
Due to broker	—	14,854
Accrued expenses	3,309	5,151
Due to Prospect Administration	2,281	4,835
Other liabilities	932	482
Total Liabilities	2,852,224	2,357,575
Commitments and Contingencies
Preferred Stock, par value $0.001 per share (227,900,000 shares authorized, with 60,000,000 shares of preferred stock authorized for each of Series A1, Series M1, and Series M2, and 20,000,000 shares of preferred stock authorized for each of Series AA1 and Series MM1, and 1,000,000 shares of preferred stock authorized for Series A2, and 6,900,000 shares of preferred stock authorized for Series A; 20,794,645 Series A1 shares issued and outstanding; 2,626,238 Series M1 shares issued and outstanding; 0 Series M2 shares issued and outstanding; 0 Series AA1 shares issued and outstanding; 0 Series MM1 shares issued and outstanding; 187,000 Series A2 shares issued and outstanding; and 6,000,000 Series A shares issued and outstanding as of June 30, 2022) at carrying value plus cumulative accrued and unpaid dividends	692,076	—
Net Assets	$4,119,123	$3,945,517
Components of Net Assets
Preferred Stock, par value $0.001 per share (141,000,000 shares authorized, with 40,000,000 shares of preferred stock authorized for each of the Series A1, Series M1, and Series M2 and 20,000,000 shares of preferred stock authorized for the Series AA1 and 1,000,000 shares of preferred stock authorized for the Series A2; 5,163,926 Series A1 shares issued and outstanding; 130,666 Series M1 shares issued and outstanding; 0 Series M2 shares issued and outstanding; 0 Series AA1 shares issued and outstanding; and 187,000 Series A2 shares issued and outstanding as of June 30, 2021)	—	137,040
Common stock, par value $0.001 per share (1,772,100,000 and 1,859,000,000 common shares authorized; 393,164,437 and 388,419,573 issued and outstanding, respectively)	393	388
Paid-in capital in excess of par	4,050,370	4,018,659
Total distributable earnings (loss)	68,360	(210,570)
Net Assets	$4,119,123	$3,945,517
Net Asset Value Per Common Share	$10.48	$9.81

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2022	2021	2022	2021
Investment Income
Interest income:
Control investments	$59,458	$50,567	$225,494	$201,983
Affiliate investments	6,852	6,638	30,349	30,971
Non-control/non-affiliate investments	68,648	53,556	251,346	209,681
Structured credit securities	18,794	26,893	77,496	111,628
Total interest income	153,752	137,654	584,685	554,263
Dividend income:
Control investments	2,515	997	14,649	4,642
Affiliate investments	161	378	256	378
Non-control/non-affiliate investments	72	19	120	81
Total dividend income	2,748	1,394	15,025	5,101
Other income:
Control investments	24,476	16,674	79,782	62,167
Affiliate investments	71	7	4,032	109
Non-control/non-affiliate investments	3,576	1,610	27,380	10,327
Total other income	28,123	18,291	111,194	72,603
Total Investment Income	184,623	157,339	710,904	631,967
Operating Expenses
Base management fee	37,898	30,756	140,370	114,622
Income incentive fee	20,195	17,873	79,491	71,227
Interest and credit facility expenses	30,464	30,069	117,416	130,618
Allocation of overhead from Prospect Administration	2,906	3,494	13,797	14,262
Audit, compliance and tax related fees	1,167	1,594	3,107	3,861
Directors’ fees	131	113	491	450
Other general and administrative expenses	1,893	211	12,332	11,190
Total Operating Expenses	94,654	84,110	367,004	346,230
Net Investment Income	89,969	73,229	343,900	285,737
Net Realized and Net Change in Unrealized (Losses) Gains from Investments
Net realized (losses) gains
Control investments	(1,346)	2	3,958	2,955
Affiliate investments	—	—	—	4,469
Non-control/non-affiliate investments	244	84	(17,142)	113
Net realized (losses) gains	(1,102)	86	(13,184)	7,537
Net change in unrealized (losses) gains
Control investments	(84,432)	140,753	268,126	464,719
Affiliate investments	(28,645)	18,697	(2,629)	129,738
Non-control/non-affiliate investments	(23,238)	16,017	(3,472)	99,587
Net change in unrealized (losses) gains	(136,315)	175,467	262,025	694,044
Net Realized and Net Change in Unrealized (Losses) Gains from Investments	(137,417)	175,553	248,841	701,581
Net realized losses on extinguishment of debt	(8)	(5,096)	(10,157)	(23,511)
Net (Decrease) Increase in Net Assets Resulting from Operations	(47,456)	243,686	582,584	963,807
Preferred stock dividend	(9,187)	(1,265)	(25,935)	(1,711)
Net (Decrease) Increase in Net Assets Resulting from Operations applicable to Common Stockholders	$(56,643)	$242,421	$556,649	$962,096

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER COMMON SHARE
(in actual dollars)

	Three Months Ended June 30,				Year Ended June 30,
	2022		2021		2022		2021
Per Share Data
Net asset value per common share at beginning of period	$10.81		$9.38		$9.81		$8.18
Net investment income(1)	0.23		0.19		0.88		0.75
Net realized and change in unrealized (losses) gains(1)	(0.35)		0.43		0.61		1.77
Net (decrease) increase from operations	(0.12)		0.62		1.49		2.51
Distributions of net investment income to preferred stockholders	(0.02)		—	(3)	(0.06)		—	(3)
Net (decrease) increase from operations applicable to common stockholders(8)	(0.14)		0.62		1.43		2.51
Distributions of net investment income to common stockholders	(0.18)	(5)	(0.18)	(7)	(0.71)	(5)	(0.63)	(7)
Return of Capital to common stockholders	—	(5)	—	(7)	(0.01)	(5)	(0.09)	(7)
Common stock transactions(2)	(0.02)		—		(0.05)		(0.11)
Offering costs from issuance of preferred stock	—		(0.02)		(0.03)		(0.04)
Reclassification of preferred stock issuance costs(6)	—		—		0.03		—
Net asset value per common share at end of period	$10.48	(4)	$9.81	(4)	$10.48		$9.81	(4)

(1)Per share data amount is based on the weighted average number of common shares outstanding for the period presented (except for dividends to stockholders which is based on actual rate per share).

(2)Common stock transactions include the effect of our issuance of common stock in public offerings (net of underwriting and offering costs), shares issued in connection with our common stock dividend reinvestment plan, common shares issued to acquire investments and common shares repurchased below net asset value pursuant to our Repurchase Program, and common shares issued pursuant to the Holder Optional Conversion of our 5.50% preferred stock.

(3)Amount is less than $0.01.

(4)Does not foot due to rounding.

(5)Not finalized for the respective fiscal period.

(6)Preferred stock issuance costs include offering costs and underwriting costs related to the issuance of preferred stock. During the three months ended December 31, 2021, we have reclassified all preferred stock issuance costs related to preferred stock issued as temporary equity following our reclassification of preferred stock during the three months ended September 30, 2021.

(7)The amounts reflected for the respective fiscal periods were updated based on tax information received subsequent to our Form 10-K filing for the year ended June 30, 2021 and our Form 10-Q filing for December 31, 2021. Certain reclassifications have been made in the presentation of prior period amounts.

(8)Diluted net (decrease) increase from operations applicable to common stockholders was $(0.14) and $1.34 for the three and twelve months ended June 30, 2022. Diluted net increase from operations applicable to common stockholders was $0.61 and $2.50 for the three and twelve months ended June 30, 2021.

MIDDLE-MARKET LOAN PORTFOLIO COMPANY WEIGHTED AVERAGE EBITDA AND NET LEVERAGE

Middle-Market Loan Portfolio Company Weighted Average Net Leverage (“Middle-Market Portfolio Net Leverage”) and Middle-Market Loan Portfolio Company Weighted Average EBITDA (“Middle-Market Portfolio EBITDA”) provide clarity into the underlying capital structure of PSEC’s middle-market loan portfolio investments and the likelihood that PSEC’s overall portfolio will make interest payments and repay principal.
Middle-Market Portfolio Net Leverage reflects the net leverage of each of PSEC’s middle-market loan portfolio company debt investments, weighted based on the current fair market value of such debt investments. The net leverage for each middle-market loan portfolio company is calculated based on PSEC’s investment in the capital structure of such portfolio company, with a maximum limit of 10.0x adjusted EBITDA. This calculation excludes debt subordinate to PSEC’s position within the capital structure because PSEC’s exposure to interest payment and principal repayment risk is limited beyond that point. Additionally, subordinated structured notes, other structured credit, real estate investments, investments for which EBITDA is not available, and equity investments, for which principal repayment is not fixed, are also not included in the calculation. The calculation does not exceed 10.0x adjusted EBITDA for any individual investment because 10.0x captures the highest level of risk to PSEC. Middle-Market Portfolio Net Leverage provides PSEC with some guidance as to PSEC’s exposure to the interest payment and principal repayment risk of PSEC’s overall debt portfolio. PSEC monitors its Middle-Market Portfolio Net Leverage on a quarterly basis.
Middle-Market Portfolio EBITDA is used by PSEC to supplement Middle-Market Portfolio Net Leverage and generally indicates a portfolio company’s ability to make interest payments and repay principal. Middle-Market Portfolio EBITDA is calculated using the EBITDA of each of PSEC’s middle-market loan portfolio companies, weighted based on the current fair market value of the related investments. The calculation provides PSEC with insight into profitability and scale of the portfolio companies within our overall debt investments.
These calculations include addbacks that are typically negotiated and documented in the applicable investment documents, including but not limited to transaction costs, share-based compensation, management fees, foreign currency translation adjustments and other nonrecurring transaction expenses.
Together, Middle-Market Portfolio Net Leverage and Middle-Market Portfolio EBITDA assist PSEC in assessing the likelihood that PSEC will timely receive interest and principal payments. However, these calculations are not meant to substitute for an analysis of PSEC’s our underlying portfolio company debt investments, but to supplement such analysis.

PRIMARY ORIGINATION STRATEGIES

Middle-Market Lending - We make directly-originated, agented loans to companies, including companies which are controlled by private equity sponsors and companies that are not controlled by private equity sponsors (such as companies that are controlled by the management team, the founder, a family or public shareholders). This debt can take the form of first lien, second lien, unitranche or unsecured loans. These loans typically have equity subordinate to our loan position. We may also purchase selected equity co-investments in such companies. In addition to directly-originated, agented loans, we also invest in senior and secured loans, syndicated loans and high yield bonds that have been sold to a club or syndicate of buyers, both in the primary and secondary markets. These investments are often purchased with a long term, buy-and-hold outlook, and we often look to provide significant input to the transaction by providing anchoring orders.
Middle-Market Lending / Buyout - This strategy involves purchasing senior and secured yield-producing debt and controlling equity positions in operating companies across various industries. We believe this strategy provides enhanced certainty of closing to sellers, and the opportunity for management to continue in their current roles. These investments are often structured in tax-efficient partnerships, enhancing returns.
Real Estate - We purchase debt and controlling equity positions in tax-efficient real estate investment trusts (“REIT” or “REITs”). The real estate investments of National Property REIT Corp. (“NPRC”) are in various classes of developed and occupied real estate properties that generate current yields, including multi-family properties, student housing, and self-storage. NPRC seeks to identify properties that have historically attractive occupancy rates and recurring cash flow generation. NPRC generally co-invests with established and experienced property management teams that manage such properties after acquisition.
Subordinated Structured Notes - We make investments in structured credit, often taking a significant position in subordinated structured notes (equity) and rated secured structured notes (debt). The underlying portfolio of each structured credit investment is diversified across approximately 100 to 200 broadly syndicated loans and does not have direct exposure to real estate, mortgages, or consumer-based credit assets. The structured credit portfolios in which we invest are managed by established collateral management teams with many years of experience in the industry.

FORM 10-K

We are unable to file our Annual Report on Form 10-K for the fiscal year ended June 30, 2022 (the “2022 Form 10-K”) within the prescribed time period without unreasonable effort or expense primarily because we require additional time to complete our assessment of the effectiveness of our internal control over financial reporting and our independent registered accounting firm requires additional time to complete its audit of our internal control over financial reporting.
Management is in the process of performing an assessment of the effectiveness of our internal control over financial reporting as of June 30, 2022, based upon criteria in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Although the assessment is not yet complete, we expect to report a material weakness in our internal control over financial reporting relating to the operation of management review controls over the valuation of collateralized loan obligations (“CLOs”), including management’s review procedures over the completeness and accuracy of the underlying data used in performing those review procedures. Additionally, we expect to report a material weakness relating to our control environment and monitoring activities; specifically, with respect to evaluating internal control deficiencies in a timely manner.
As a result of the foregoing, we need additional time to finalize our financial statements and related disclosures to be filed as part of the 2022 Form 10-K. We expect to file our 2022 Form 10-K within the extension period of 15 calendar days as provided by Rule 12b-25 under the Securities Exchange Act of 1934, as amended.
We anticipate that the material weaknesses described above will not require a fourth quarter 2022 adjustment or materially impact our consolidated financial statements for any prior annual or interim periods.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made. We undertake no obligation to update any such statement now or in the future.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectcap.com
Telephone (212) 448-0702